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                                                                    EXHIBIT 99.1

           LYNX ANNOUNCES ITS FINANCIAL RESULTS FOR FIRST QUARTER 2003
         - HIGHLIGHTED BY IMPROVED OPERATING RESULTS OVER 2002 QUARTER -

      HAYWARD, CA - MAY 15, 2003 - Lynx Therapeutics, Inc. (Nasdaq: LYNX) today reported an operating loss of $3.1 million for the quarter ended March 31, 2003, as compared to an operating loss of $3.9 million for the same period in 2002.

In both the 2003 and 2002 quarters, Lynx recorded non-cash, non-operating expense of $0.8 million related to its pro-rata share of the net loss of Axaron Bioscience AG. The 2002 quarter also included other income of $0.9 million related primarily to the gain on the sale of Lynx's equity investment in Inex Pharmaceuticals Corporation. Lynx's net loss was $4.0 million, or $(0.85) per share, for the quarter ended March 31, 2003, as compared to a net loss of $3.8 million, or $(1.91) per share, for the 2002 period. The loss per share amounts for the 2003 and 2002 periods reflect the effect of the 1-for-7 reverse split of Lynx's common stock completed on January 15, 2003.

"Our operating performance in the first quarter of 2003 improved over the 2002 quarter primarily due to our aggressive expense management," said Kevin P. Corcoran, Lynx's President and Chief Executive Officer. "Our workforce reduction in January 2003 leaves us with approximately one-half as many employees as we had in the first quarter of 2002. Lynx's core source of revenues is technology access and service fees, which grew by approximately 36% to $3.2 million in the first quarter of 2003 as compared to $2.3 million for the same period in 2002. Our foremost goal is to build our revenues through increasing the number of MPSS(TM) analyses we perform for our customers. Toward that end, we believe that we are on pace to complete more than twice as many analyses in the second quarter of 2003 than we did in the first quarter of this year. While we expect this to result in an increase in revenues and cash from customers over the first quarter of 2003, the second quarter of 2003 will continue to reflect recognition of previously deferred revenue."

Mr. Corcoran added, "We are pleased with our newly announced agreements with Millennium Pharmaceuticals, the Institute for Systems Biology and the National Institute on Aging. Another recent highlight for us was the publication in the April 2003 Proceedings of the National Academy of Sciences of a comprehensive study led by scientists at the National Cancer Institute (NCI) and the Ludwig Institute for Cancer Research that used MPSS(TM) to characterize the complete gene expression profiles of two human cell lines. This study critically evaluated MPSS(TM) with other expression profiling technologies such as microarrays and SAGE (serial analysis of gene expression). Based on the positive outcome of this and associated studies, the NCI and the Ludwig have begun applying MPSS(TM) in additional cancer research programs."

Revenues for the first quarter of 2003 were $3.3 million and included technology access and service fees of $3.2 million. Revenues of $5.0 million for the same period in 2002 included technology access and service fees of $2.3 million and other revenues of $2.7 million, including $2.6 million from the sale of certain of Lynx's antisense technology assets. Lynx's revenues have historically fluctuated from quarter to quarter and year to year and may continue to fluctuate in future periods due primarily to the nature of its MPSS(TM) service fees. These are
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impacted principally by the timing and number of biological samples received from customers and collaborators and the timing of Lynx's performance of related analyses on these samples.

Operating costs and expenses, excluding the restructuring charge of $0.3 million in 2003 that comprised primarily severance charges for former Lynx employees affected by the January 2003 workforce reduction, were $6.1 million for the quarter ended March 31, 2003, compared to $8.9 million for the same period in 2002. For the 2003 quarter, cost of services fees was $0.7 million, compared to $0.3 million for the corresponding period in 2002, and reflects the costs of providing our genomics discovery services. Research and development expenses were $3.6 million for the 2003 quarter, compared to $6.9 million for the corresponding period in 2002. The decrease in research and development expenses in 2003 reflects a decrease in materials consumed in research and development efforts and lower personnel expenses, primarily resulting from the workforce reductions that occurred in the first quarter of 2003 and the second quarter of 2002. General and administrative expenses were $1.8 million for the three-month period ended March 31, 2003, compared to $1.7 million for the corresponding period in 2002.

As of March 31, 2003, Lynx had cash and cash equivalents of $7.4 million and accounts receivable of approximately $0.5 million.

COLLABORATIONS AND AGREEMENTS

To date in 2003, Lynx has added several new customers to its genomics business, in line with its commercialization strategies and tactics for establishing MPSS(TM) as the technology of choice for comprehensive and quantitative digital gene expression in systems biology applications:

  MILLENNIUM PHARMACEUTICALS: Agreement to generate in-depth, quantitative gene expression profiles to identify cell-specific gene markers for a certain blood cell type and to evaluate gene expression patterns from RNA in peripheral blood monocytes in response to treatments with specific compounds.

  INSTITUTE FOR SYSTEMS BIOLOGY: Genomics discovery services agreement to generate comprehensive, quantitative gene expression profiles in prostate cancer samples.

  NATIONAL INSTITUTE ON AGING: Genomics discovery services agreement to generate comprehensive, quantitative gene expression profiles in human stem cell samples.

  GENOME INSTITUTE OF SINGAPORE: Genomics discovery services agreement to generate comprehensive, quantitative gene expression profiles in human, mouse and fish tissue samples.

  NORTHEASTERN UNIVERSITY: Genomics discovery services agreement to generate comprehensive, quantitative gene expression profiles related to red and white blood cell development.

FINANCIAL GUIDANCE

Revenues

For fiscal year 2003, Lynx estimates that it can grow its aggregate genomics revenues to a level in excess of $20 million. The level of revenues for 2003 will depend primarily on Lynx's MPSS(TM) service fees, which are impacted principally by the timing and number of biological samples received from existing customers and collaborators, as well as Lynx's performance of related analyses on these samples. Additionally, the number, type and timing of new
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collaborations and agreements and the related demand for, and delivery of,
Lynx's services or products will impact the level of future revenues.

CONFERENCE CALL

Related to this announcement, Lynx will host a conference call on Thursday, May 15, 2003 at 2:00 p.m. PT / 5:00 p.m. ET. To participate in this call, dial:
(800) 289-0730 (U.S./Canada) or (913) 981-5509 (International) shortly before 2:00 p.m. PT / 5:00 p.m. ET. A replay of the call will also be available until midnight, Thursday, May 22, 2003. To access the replay, dial: (888) 203-1112 (U.S./Canada) or (719) 457-0820 (International), followed by the conference ID number 724183. The conference call and replay are open to all interested parties.

ABOUT LYNX

Lynx is a leader in the development and application of novel genomics analysis solutions that provide comprehensive and quantitative digital gene expression information important to modern systems biology research in the pharmaceutical, biotechnology and agricultural industries. These solutions are based on Megaclone(TM) and MPSS(TM), Lynx's unique and proprietary cloning and sequencing technologies. For more information, visit Lynx's web site at www.lynxgen.com.

This press release contains "forward-looking" statements, including statements related to the potential success under existing customer, collaboration and license arrangements, the expansion and success of Lynx's commercial applications of its genomics technologies and financial guidance, including estimated future revenues and operating results. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as "believes," "feels," "anticipates," "plans," "predicts," "expects," "estimates," "intends," "will," "continue," "may," "should" and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of Lynx to differ materially from those indicated by these forward-looking statements, including, among others, risks detailed from time to time in Lynx's SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 and its Annual Report on Form 10-K for the year ended December 31, 2002. Lynx does not undertake any obligation to update forward-looking statements.

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                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                    (in thousands, except per share amounts)

                                                        Three months ended
                                                             March 31,
                                                    --------------------------

                                                       2003           2002
                                                    -----------    -----------
                                                    (unaudited)    (unaudited)
Net revenues:
  Technology access and service fees and other      $     3,264    $     5,022
                                                    -----------    -----------
Total revenues                                            3,264          5,022

Operating costs and expenses:

  Cost of service fee revenues and other                    724            299
  Research and development                                3,565          6,887
  General and administrative                              1,785          1,734
  Restructuring charge for workforce reduction              292             --
                                                    -----------    -----------
Total operating costs and expenses                        6,366          8,920
                                                    -----------    -----------
Loss from operations                                     (3,102)        (3,898)
  Equity share of income (loss) of related party           (825)          (787)
  Other income (expense), net                               (44)           887
  Income tax provision (benefit)                              1            (39)
                                                    -----------    -----------
Net loss                                            $    (3,972)   $    (3,759)
                                                    ===========    ===========
Basic and diluted net loss per share (a)            $     (0.85)   $     (1.91)

Shares used in computation of loss per share (a)          4,652          1,970

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(a)   Shares used in the computation of loss per share for all periods shown above reflect the effect of the 1-for-7 reverse split of Lynx's common stock completed on January 15, 2003.
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                     Condensed Consolidated Balance Sheets

                                 (in thousands)

                                               March 31,     December 31,
                                                 2003           2002(b)
                                              -----------    ------------
Assets                                        (unaudited)
  Cash and cash equivalents                   $     7,383    $     11,735

  Accounts receivable                                 514             836

  Other current assets                              1,852           1,744
                                              -----------    ------------
  Total current assets                              9,749          14,315
  Property and equipment, net                      14,690          15,570
  Other assets                                      1,278           2,102
                                              -----------    ------------
Total assets                                  $    25,717         $31,987
                                              ===========    ============

Liabilities and Stockholders' Equity

  Current liabilities                         $     4,294    $      4,332

  Deferred revenue - current                        3,926           2,926
                                              -----------    ------------
  Total current liabilities                         8,220           7,258
  Deferred revenue - noncurrent                     7,769          10,634
  Noncurrent liabilities                            1,621           2,039
  Stockholders' equity                              8,107          12,056
                                              -----------    ------------
Total liabilities and stockholders' equity    $    25,717    $     31,987
                                              ===========    ============

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(b)   The balance sheet amounts as of December 31, 2002 have been derived from audited financial statements at that date but do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.